Contacts:	Ben Moreland, CFO
Jay Brown, Treasurer Crown Castle International Corp. 713-570-3000

FOR IMMEDIATE RELEASE

CROWN CASTLE INTERNATIONAL

REPORTS SECOND QUARTER 2006 RESULTS AND PURCHASE

OF 15.9 MILLION COMMON SHARES

August 3, 2006 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended June 30, 2006.

Site rental revenue for the second quarter of 2006 increased $21.8 million, or 14.8%, to $169.2 million from $147.4 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased 19.4% to $118.2 million, up $19.2 million in the second quarter of 2006 from the same period in 2005. Adjusted EBITDA for the second quarter of 2006 increased $21.3 million, or 25.9%, to $103.8 million, up from $82.5 million for the same period in 2005.

Recurring cash flow, defined as Adjusted EBITDA less interest expense less sustaining capital expenditures, increased 44.5% to $64.1 million for the second quarter of 2006, compared to $44.4 million for the second quarter of 2005. Weighted average common shares outstanding decreased to 212.7 million for the second quarter of 2006 from 218.2 million for the same period in the prior year. Recurring cash flow per share, defined as recurring cash flow divided by weighted average common shares outstanding, improved by 48.2% to $0.30 in the second quarter of 2006 compared to $0.20 in the second quarter of 2005.

Net loss was $13.3 million for the second quarter of 2006, compared to a net loss of $225.8 million for the same period in 2005, inclusive of $198.5 million in losses from the early retirement of debt. Net loss after deduction of dividends on preferred stock was $18.5 million in the second quarter of 2006, compared to a loss of $235.3 million for the same period last year. Second quarter 2006 net loss per share was $(0.09), compared to a net loss per share of $(1.08) in last year’s second quarter.

News Release continued:	Page 2 of 12

“We had another excellent quarter of performance as we exceeded our previously provided Outlook for site rental revenue, site rental gross margin, Adjusted EBITDA and recurring cash flow,” stated John P. Kelly, President and Chief Executive Officer of Crown Castle. “During the last four quarters, we have increased annualized site rental revenue by $87.0 million and increased annualized Adjusted EBITDA by $85.4 million. As we enter the second half of 2006, our strong growth in site rental revenue continues to be driven by the robust enhancements wireless carriers are making to their voice and data networks by adding equipment to our towers. Further, as we continue to optimize our balance sheet and control our operating costs, we are focused on converting a high percentage of our expected growth in site rental revenue into recurring cash flow per share.”

The prior year amounts included in this release have been restated as discussed in Crown Castle’s Annual Report or Form 10-K for the year ended December 31, 2005.

SEGMENT RESULTS

US site rental revenue for the second quarter of 2006 increased $20.4 million, or 15.2%, to $154.5 million, compared to second quarter 2005 US site rental revenue of $134.1 million. US site rental gross margin increased 19.9% to $108.2 million, up $18.0 million in the second quarter of 2006 from the same period in 2005.

Australia site rental revenue for the second quarter of 2006 increased $1.4 million, or 10.3%, to $14.7 million, up from $13.3 million for the same period in 2005. Australia site rental gross margin increased 18.4% to $10.5 million, up $1.6 million in the second quarter of 2006 from the same period in 2005. In both the second quarter of 2005 and 2006, Australia site rental revenue and site rental gross margin benefited by approximately $2 million from an annual customer contracted payment.

INVESTMENTS

During the second quarter of 2006, Crown Castle invested $364.3 million in purchases of its common stock and capital expenditures. During the quarter, Crown Castle purchased 10.6 million common shares using $337.1 million in cash at an average price of $31.89 per share. For the second quarter 2006, total capital expenditures were $27.2 million, comprised of $2.3 million of sustaining capital expenditures and $24.9 million of revenue generating capital expenditures, of which $9.3 million was spent on existing sites, $4.2 million on land purchases and $11.4 million on the construction of new sites. In addition, after the end of the second quarter, in July 2006, Crown Castle

News Release continued:	Page 3 of 12

purchased 5.2 million of its common shares using $177.9 million in cash at an average price of $34.22 per share. Pro forma for the common shares purchased in July 2006, common shares outstanding at June 30, 2006 were 200.3 million.

During 2006, Crown Castle has purchased 15.9 million of its common shares using $518.0 million in cash to reduce common shares outstanding by approximately 7%. Since January 1, 2003, Crown Castle has invested over $1.4 billion in purchases of its securities to reduce fully diluted common shares by approximately 66 million shares.

On July 3, 2006, Crown Castle acquired over 98% of the outstanding equity interest of Mountain Union Telecom for approximately $305 million and will have the right to call the remaining equity interest for approximately $5 million commencing in 2007. At closing, Mountain Union’s assets included 474 completed towers and 77 towers in various stages of development.

BALANCE SHEET

On June 1, 2006, Crown Castle announced the completion of a $1.25 billion credit facility, comprised of a $1 billion term loan (“Term Loan”) and a $250 million revolving credit facility (“Revolver”). The proceeds of Term Loan were used in part to repay Crown Castle’s previously existing $295 million credit facility and to acquire Mountain Union Telecom. The balance of the Term Loan proceeds was available for general corporate purposes, including purchases of Crown Castle common shares. At August 3, 2006, total availability under the Revolver was $250 million.

On August 1, 2006, Crown Castle redeemed its 10 3/4% and 9 3/8% Senior Notes, which had approximately $10.0 million and $1.7 million outstanding, respectively, at June 30, 2006, for approximately $12.3 million including accrued interest.

“Thus far in 2006, we have invested approximately $518.0 million to purchase approximately 15.9 million of our common shares and approximately $305 million to acquire 474 completed towers and 77 towers in development,” stated Ben Moreland, Chief Financial Officer of Crown Castle. “We believe these purchases of shares and the acquisition of additional towers were the highest and best use of our capital and will positively impact long-term recurring cash flow per share growth. We continue to strive to make prudent capital investments through the purchase or construction of towers, improvements to our existing towers and the purchase of our common shares. As evidenced by our most recently completed credit facility and share purchases, we are focused on maintaining an appropriate level of debt leverage and making investments that we believe will grow long-term recurring cash flow per share. As we’ve discussed previously, we evaluate our potential capital

News Release continued:	Page 4 of 12

investments based on their expected impact to long-term recurring cash flow per share as we remain focused on our long-term goal of growing recurring cash flow per share by 20% to 25% per year.”

REVIEW OF NON-CASH EQUITY-BASED COMPENSATION

Crown Castle received a letter dated July 17, 2006, from the Securities and Exchange Commission (“SEC”) stating that the SEC is conducting an informal inquiry into various accounting matters related to Crown Castle, including whether grants of stock options may have been backdated. The SEC’s letter states that it should not be construed as an indication by the SEC or its staff that any violations of law have occurred. Crown Castle intends to cooperate fully with the SEC in this matter.

Crown Castle has initiated a voluntary internal review of its equity-based compensation practices, including a review of its underlying stock option and restricted stock grant documentation and procedures and related accounting. During its preliminary review, Crown Castle has found no instances of inappropriate actions relating to the administration of its equity-based compensation plans and, further, that grants were made under its equity-based plans and approved by the board of directors. However, Crown Castle believes that, with respect to certain stock option grants, granted primarily during the period of 1998 through 2001, the proper measurement date for accounting purposes differs from the measurement date used by Crown Castle. Based upon its current estimate of potential unrecorded non-cash equity-based compensation charges associated with such stock option grants, Crown Castle does not believe such amounts would have been material to its financial statements for any of the periods to which such charges would have related. Crown Castle has not completed its review, and in the event it were to determine that any such amounts were material to any such prior periods, Crown Castle would reflect such charges in those prior periods. Crown Castle does not expect its review to result in changes to its historical revenues, Adjusted EBITDA or recurring cash flow.

OUTLOOK

The following Outlook tables are based on current expectations and assumptions and assume a US dollar to Australian dollar exchange rate of 0.735 US dollars to 1.00 Australian dollars. This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission.

News Release continued:	Page 5 of 12

As reflected in the following tables, Crown Castle has increased the midpoint of its full year 2006 Outlook, previously issued on June 1, 2006, for site rental revenue by $7 million, site rental gross margin by $8 million, Adjusted EBITDA by $12 million and recurring cash flow by $15 million.

The following tables set forth Crown Castle’s current Outlook:

(in millions, except per share amounts)	Third Quarter 2006	Full Year 2006
Site rental revenue	$177 to $179	$687 to $692
Site rental cost of operations	$54 to $56	$212 to $215
Site rental gross margin	$121 to $123	$474 to $479
Adjusted EBITDA	$106 to $108	$411 to $416
Interest expense	$46 to $47	$162 to $164
Sustaining capital expenditures	$4 to $6	$11 to $15
Recurring cash flow	$55 to 57	$237 to $242

Net loss after deduction of dividends on preferred stock	$(34) to $(17)	$(110) to $(63)
Net loss per share*	$(0.17) to $(0.08)	$(0.52) to $(0.29)

*	Based on 205.5 million shares outstanding at June 30, 2006 for third quarter 2006 Outlook and 213.6 million weighted average shares outstanding for the six months ended June 30, 2006 for full year 2006 Outlook.

CONFERENCE CALL DETAILS

Crown Castle has scheduled a conference call for Friday, August 4, 2006, at 11:00 a.m. eastern time to discuss the second quarter of 2006 results and Crown Castle’s Outlook. Please dial 303-205-0033 and ask for the Crown Castle call at least 10 minutes prior to the start time. A telephonic replay of the conference call will be available from 1:00 p.m. eastern time on Friday, August 4, 2006 through 11:59 p.m. eastern time on Friday, August 11, 2006 and may be accessed by dialing 303-590-3000 using passcode 11065135#. An audio archive will also be available on Crown Castle’s website at http://www.crowncastle.com. shortly after the call and will be accessible for approximately 90 days.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers and rooftops. Crown Castle offers significant wireless communications coverage to 76 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 11,000 and 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

News Release continued:	Page 6 of 12

Summary of Non-Cash Amounts In Tower Gross Margin

In accordance with applicable accounting standards, Crown Castle recognizes site rental revenues and ground lease expenses monthly on a straight-line basis, regardless of whether the receipts and payments are in equal monthly amounts. An agreement, related to an acquisition in Australia, provides the seller with a rent-free period at the beginning of the lease term, and other agreements call for rent to be prepaid for a specified period. If, and to the extent the payment terms call for fixed escalations (as in fixed dollar or fixed percentage increases), the effect of such increases is recognized on a straight-line basis over the appropriate lease term. As a result of this accounting method, a portion of the revenue and expense recognized in a given period represents cash collected or paid in other periods.

A summary of the non-cash portions of our site rental revenue, ground lease expense and resulting impact on site rental gross margins is as follows:

(in thousands)	For the Three Months Ended June 30, 2006
Non-cash portion of site rental revenue:
Amounts attributable to rent-free periods	$1,699
Amounts attributable to straight-line recognition of fixed escalations	3,491

5,190
Non-cash portion of ground lease expense:
Amounts attributable to straight-line recognition of fixed escalations	(4,360)
Non-cash stock-based compensation charges	(50)

Non-cash impact on site rental gross margin:	$780

Non-GAAP Financial Measures

This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.

Crown Castle defines Adjusted EBITDA as net income (loss) plus cumulative effect of change in accounting principle, income (loss) from discontinued operations, minority interests, credit (provision) for income taxes, interest expense, amortization of deferred financing costs, interest and other income (expense), depreciation, amortization and accretion, operating stock-based compensation charges, asset write-down charges and restructuring charges (credits). Adjusted EBITDA is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with Generally Accepted Accounting Principles (GAAP)).

Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or term of an asset. Recurring cash flow is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with GAAP).

Adjusted EBITDA and recurring cash flow are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations. Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures.

News Release continued:	Page 7 of 12

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA, recurring cash flow and recurring cash flow per share for the quarters ended June 30, 2006 and June 30, 2005 are computed as follows:

	For the Three Months Ended
(in thousands, except per share amounts)	June 30, 2006	June 30, 2005
Net income (loss)	$(13,335)	$(225,751)
Income (loss) from discontinued operations, net of tax	—	(2,347)
Minority interests	(4)	(727)
Credit (provision) for income taxes	507	147
Interest expense and amortization of deferred financing costs	37,455	35,393
Interest and other income (expense)	2,939	202,635
Depreciation, amortization and accretion	69,374	70,730
Operating stock-based compensation charges	5,380	1,863
Asset write-down charges	1,522	555
Restructuring charges (credits)	—	—

Adjusted EBITDA	$103,838	$82,498

Less: Interest expense and amortization of deferred financing costs	37,455	35,393
Less: Sustaining capital expenditures	2,307	2,751

Recurring cash flow	$64,076	$44,354

Weighted average common shares outstanding	212,675	218,237
Recurring cash flow per share	$0.30	$0.20

Adjusted EBITDA and recurring cash flow for the quarter ending September 30, 2006 and the year ending December 31, 2006 are forecasted as follows:

(in millions)	Q3 2006 Outlook	Full Year 2006 Outlook
Net income (loss)	$(29) to $(12)	$(90) to $(43)
Income (loss) from discontinued operations, net of tax	—	(5) to (6)
Minority interests	0 to (1)	(1) to (3)
Credit (provision) for income taxes	0 to 2	3 to 5
Interest expense and amortization of deferred financing costs	46 to 47	162 to 164
Interest and other income (expense)	0 to 2	3 to 7
Depreciation, amortization and accretion	71 to 76	281 to 305
Operating stock-based compensation charges	4 to 6	15 to 20
Asset write-down charges	0 to 2	4 to 6
Restructuring charges (credits)	—	—
Adjusted EBITDA	$106 to $108	$411 to 416

Less: Interest expense and amortization of deferred financing costs	46 to 47	162 to 164
Less: Sustaining capital expenditures	4 to 6	11 to 15

Recurring cash flow	$55 to 57	$237 to 242

News Release continued:	Page 8 of 12

Other Calculations:

Sustaining capital expenditures for the quarters ended June 30, 2006 and June 30, 2005 is computed as follows:

	For the Three Months Ended
(in thousands)	June 30, 2006	June 30, 2005
Capital Expenditures	$27,209	$12,333
Less: Revenue enhancing on existing sites	(9,292)	(4,887)
Less: Land purchases	(4,171)	(795)
Less: New site construction	(11,439)	(3,900)

Sustaining capital expenditures	$2,307	$2,751

Site rental gross margin for the quarter ending September 30, 2006 and for the year ending December 31, 2006 is forecasted as follows:

(in millions)	Q3 2006 Outlook	Full Year 2006 Outlook
Site rental revenue	$177 to $179	$687 to $692
Less: Site rental cost of operations	$54 to $56	$212 to $215

Site rental gross margin	$121 to $123	$474 to $479

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) network development by our customers, (ii) growth in our business, demand for our towers and leasing rates and activity, (iii) operating costs, (iv) our capital investments, including the availability and type of investments and the impact of and return on our investments, (v) our level of debt, (vi) currency exchange rates, (vii) site rental revenue, (viii) site rental cost of operations, (ix) site rental gross margin, (x) Adjusted EBITDA, (xi) interest expense, (xii) sustaining capital expenditures, (xiii) recurring cash flow (including recurring cash flow per share) and (xiv) net loss (including net loss per share). Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.

•	The loss or consolidation of, network sharing among, or financial instability of any of our limited number of customers may materially decrease revenues.

•	An economic or wireless telecommunications industry slowdown may materially and adversely affect our business and the business of our customers.

•	Our substantial level of indebtedness may adversely affect our ability to react to changes in our business and limit our ability to use debt to fund future capital needs.

•	We operate in a competitive industry, and some of our competitors have significantly more resources or less debt than we do.

•	Technology changes may significantly reduce the demand for tower leases and negatively impact the growth in our revenues.

•	3G and other technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	We generally lease or sublease the land under our towers and may not be able to extend these leases.

•	We may need additional financing, which may not be available, for strategic growth opportunities.

•	Restrictive covenants on our debt instruments may limit our ability to take actions that may be in our best interests.

•	Modeo’s business has certain risk factors different from our core tower business, including an unproven business model, and may fail to operate successfully and produce results that are less than anticipated. In addition, Modeo’s business may require additional financing which may not be available.

•	FiberTower’s business has certain risk factors different from our core tower business, including an unproven business model, and may produce results that are less than anticipated, resulting in a write off of all or part of our investment in FiberTower. In addition, FiberTower’s business may require additional financing which may not be available. Further, there can be no assurance that the announced merger between FiberTower and First Avenue Networks, Inc. will be closed successfully, if at all.

News Release continued:	Page 9 of 12

•	Laws and regulations, which may change at any time and with which we may fail to comply, regulate our business.

•	We are heavily dependent on our senior management.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	We may suffer from future claims if radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects.

•	Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	Disputes with customers and suppliers may adversely affect results.

•	We may suffer losses due to exposure to changes in foreign currency exchange rates relating to our operations in Australia.

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.

News Release continued:	Page 10 of 12

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER FINANCIAL DATA (in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
		(As restated)		(As restated)
Net revenues:
Site rental	$169,160	$147,409	$331,057	$288,877
Network services and other	24,616	20,818	45,384	36,997

Total net revenues	193,776	168,227	376,441	325,874

Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	50,927	48,402	100,617	96,725
Network services and other	15,880	14,403	29,666	25,871

Total costs of operations	66,807	62,805	130,283	122,596

General and administrative	25,825	23,992	49,988	46,481
Corporate development	2,686	795	4,364	1,284
Restructuring charges	—	—	—	8,477
Asset write-down charges	1,522	555	1,857	991
Depreciation, amortization and accretion	69,374	70,730	141,465	140,917

Operating income (loss)	27,562	9,350	48,484	5,128
Interest and other income (expense)	(2,939)	(202,635)	(4,275)	(285,652)
Interest expense and amortization of deferred financing costs	(37,455)	(35,393)	(69,715)	(74,662)

Income (loss) from continuing operations before income taxes and minority interests	(12,832)	(228,678)	(25,506)	(355,186)
Provision for income taxes	(507)	(147)	(1,123)	(291)
Minority interests	4	727	915	1,931

Income (loss) from continuing operations	(13,335)	(228,098)	(25,714)	(353,546)
Income (loss) from discontinued operations, net of tax	—	2,347	5,657	848

Net income (loss)	(13,335)	(225,751)	(20,057)	(352,698)

Dividends on preferred stock	(5,202)	(9,568)	(10,403)	(19,221)

Net income (loss) after deduction of dividends on preferred stock	$(18,537)	$(235,319)	$(30,460)	$(371,919)

Per common share – basic and diluted:
Income (loss) from continuing operations	$(0.09)	$(1.09)	$(0.17)	$(1.68)
Income (loss) from discontinued operations	—	0.01	0.03	—

Net income (loss)	$(0.09)	$(1.08)	$(0.14)	$(1.68)

Weighted average common shares outstanding – basic and diluted	212,675	218,237	213,574	220,919

Adjusted EBITDA	$103,838	$82,498	$200,700	$158,923

Stock-based compensation charges:
Site rental cost of operations	50	71	66	118
Network services and other cost of operations	60	35	80	59
General and administrative	4,708	1,696	7,998	3,172
Corporate development	562	61	750	61

Total operating stock-based compensation	5,380	1,863	8,894	3,410
Restructuring stock-based compensation	—	—	—	6,424

Total stock-based compensation	$5,380	$1,863	$8,894	$9,834

News Release continued:	Page 11 of 12

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (in thousands)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$522,595	$65,408
Receivables, net of allowance for doubtful accounts	22,777	16,830
Deferred site rental receivable	11,042	9,307
Prepaid expenses and other current assets	42,375	37,811
Restricted cash	102,660	91,939

Total current assets	701,449	221,295
Restricted cash	5,168	3,814
Property and equipment, net of accumulated depreciation	3,207,025	3,294,333
Goodwill	340,412	340,412
Deferred site rental receivable	93,093	87,392
Deferred financing costs and other assets, net of accumulated amortization	214,971	184,071

	$4,562,118	$4,131,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,686	$12,230
Accrued interest	9,781	8,281
Deferred rental revenues and other accrued liabilities	141,308	148,703
Short-term debt and current portion of long-term debt	10,000	295,000

Total current liabilities	177,775	464,214
Long-term debt, less current maturities	2,965,586	1,975,686
Deferred ground lease payable	127,643	118,747
Other liabilities	55,377	55,559

Total liabilities	3,326,381	2,614,206

Minority interests	26,159	26,792
Redeemable preferred stock	312,407	311,943
Stockholders’ equity	897,171	1,178,376

	$4,562,118	$4,131,317

Note:	In accordance with the Indenture Agreement governing the Notes, all rental cash receipts for the month are restricted and held by the trustee. Amounts in excess of reserve balances as calculated by the trustee are returned to the Company on the 15th of the subsequent month.

News Release continued:	Page 12 of 12

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands)

	Six Months Ended June 30,
	2006	2005
		(As restated)
Cash flows from operating activities:
Net income (loss)	$(20,057)	$(352,698)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	141,465	140,917
Losses on purchases of long-term debt	740	281,121
Amortization of deferred financing costs and discounts on long-term debt	4,083	2,370
Stock-based compensation charges	8,894	9,834
Asset write-down charges	1,857	991
Minority interests	(915)	(1,931)
Equity in losses and write-downs of unconsolidated affiliates	7,250	4,921
(Income) loss from discontinued operations	(5,657)	(848)
Interest rate swap (income) expense	189	655
Changes in assets and liabilities:
Increase (decrease) in accrued interest	1,500	(34,607)
Increase (decrease) in accounts payable	4,436	(1,750)
Increase (decrease) in deferred rental revenues, deferred site rental receivable and other liabilities	(2,312)	362
Decrease (increase) in receivables	(5,913)	15,151
Decrease (increase) in inventories, prepaid expenses, deferred site rental receivable and other assets	(17,188)	(2,917)

Net cash provided by (used for) operating activities	118,372	61,571

Cash flows from investing activities:
Proceeds from investments and disposition of property and equipment	1,079	1,602
Capital expenditures	(49,274)	(21,932)
Investments in unconsolidated affiliates and other	(1,000)	—

Net cash provided by (used for) investing activities	(49,195)	(20,330)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,000,000	1,900,000
Proceeds from issuance of capital stock	37,909	25,086
Purchases and redemption of long-term debt	—	(1,793,291)
Payments under revolving credit agreements	(295,000)	(180,000)
Purchases of capital stock	(340,104)	(179,875)
Incurrence of financing costs	(4,272)	(29,665)
Initial funding of restricted cash	—	(48,968)
Net (increase) decrease in restricted cash	(12,075)	(35,208)
Interest rate swap receipts (payments)	5,915	(6,381)
Dividends on preferred stock	(9,938)	(4,125)

Net cash provided by (used for) financing activities	382,435	(352,427)

Effect of exchange rate changes on cash	(82)	(532)
Discontinued operations	5,657	3,973

Net decrease in cash and cash equivalents	457,187	(307,745)
Cash and cash equivalents at beginning of period	65,408	566,707

Cash and cash equivalents at end of period	$522,595	$258,962

Supplemental disclosure of cash flow information:
Interest paid	$61,292	$104,782
Income taxes paid	1,393	7,291

CROWN CASTLE INTERNATIONAL CORP.

Summary Fact Sheet

($ in thousands)

	Quarter Ended 9/30/05				Quarter Ended 12/31/05				Quarter Ended 3/31/06				Quarter Ended 6/30/06
	CCUSA	CCAL	EmB(a)	CCIC	CCUSA	CCAL	EmB(a)	CCIC	CCUSA	CCAL	EmB(a)	CCIC	CCUSA	CCAL	EmB(a)	CCIC
Revenues
Site Rental	140,358	12,444	—	152,802	143,933	11,513	—	155,446	150,138	11,759	—	161,897	154,491	14,669	—	169,160
Services	17,519	1,938	—	19,457	21,798	1,382	—	23,180	18,982	1,786	—	20,768	22,696	1,920	—	24,616

Total Revenues	157,877	14,382	—	172,259	165,731	12,895	—	178,626	169,120	13,545	—	182,665	177,187	16,589	—	193,776
Operating Expenses
Site Rental	46,272	4,314	85	50,671	45,461	4,299	199	49,959	45,307	4,122	261	49,690	46,310	4,175	442	50,927
Services	12,579	754	—	13,333	14,693	733	—	15,426	12,717	1,069	—	13,786	14,867	1,013	—	15,880

Total Operating Expenses	58,851	5,068	85	64,004	60,154	5,032	199	65,385	58,024	5,191	261	63,476	61,177	5,188	442	66,807
General & Administrative	31,142	2,835	—	33,977	22,042	2,861	—	24,903	20,200	3,963	—	24,163	23,026	2,799	—	25,825
Operating Cash Flow	67,884	6,479	(85)	74,278	83,535	5,002	(199)	88,338	90,896	4,391	(261)	95,026	92,984	8,602	(442)	101,144
Corporate Development	—	—	1,172	1,172	194	—	1,648	1,842	358	—	1,320	1,678	489	—	2,197	2,686
Add: Non-Cash Compensation	12,200	109	281	12,590	3,775	114	58	3,947	2,234	1,155	125	3,514	4,835	171	374	5,380

Adjusted EBITDA	80,084	6,588	(976)	85,696	87,116	5,116	(1,789)	90,443	92,772	5,546	(1,456)	96,862	97,330	8,773	(2,265)	103,838

	Quarter Ended 9/30/05				Quarter Ended 12/31/05				Quarter Ended 3/31/06				Quarter Ended 6/30/06
	CCUSA	CCAL	EmB(a)	CCIC	CCUSA	CCAL	EmB(a)	CCIC	CCUSA	CCAL	EmB(a)	CCIC	CCUSA	CCAL	EmB(a)	CCIC
Gross Margins:
Site Rental	67%	66%	N/M	67%	68%	63%	N/M	68%	70%	65%	N/M	69%	70%	72%	N/M	70%
Services	31%	61%	N/M	31%	33%	47%	N/M	33%	33%	40%	N/M	34%	34%	47%	N/M	35%
Operating Cash Flow Margins	45%	45%	N/M	44%	50%	39%	N/M	49%	54%	32%	N/M	52%	52%	52%	N/M	52%
Adjusted EBITDA Margin	52%	46%	N/M	50%	53%	40%	N/M	51%	55%	41%	N/M	53%	55%	53%	N/M	54%

(a)	EmB = Emerging Businesses

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:

($ in thousands)

	Quarter Ended
	9/30/2005	12/31/2005	3/31/2006	6/30/2006
Net income (loss)	$(25,536)	$(23,303)	$(6,722)	$(13,335)
Income (loss) from discontinued operations, net of tax	—	—	(5,657)	—
Minority interests	(834)	(760)	(911)	(4)
Credit (provision) for income taxes	117	2,818	616	507
Interest expense, amortization of deferred financing costs	28,600	30,544	32,260	37,455
Interest and other income (expense)	(617)	(2,592)	1,336	2,939
Depreciation, amortization and accretion	70,215	69,986	72,091	69,374
Operating stock-based compensation charges	12,590	3,947	3,514	5,380
Asset write-down charges	1,161	773	335	1,522
Cumulative effect of change in accounting principle	—	9,031	—	—
Restructuring charges (credits)	—	—	—	—
Adjusted EBITDA	$85,696	$90,443	$96,862	$103,838

CCI FACT SHEET Q2 2006

$ in thousands

	Q2 ‘05		Q2 ‘06		% Change
CCUSA
Site Rental Revenue	$134,104		$154,491		15%
Ending Sites	10,606		11,056		4%

CCAL
Site Rental Revenue	$13,305		$14,669		10%
Ending Sites	1,388		1,385		0%

Emerging Businesses
Site Rental Revenue	$—		$—		N/A
Ending Sites	—		—		N/A

TOTAL CCIC
Site Rental Revenue	$147,409		$169,160		15%
Ending Sites	11,994		12,441		4%

Ending Cash and Investments	$258,962	*	$522,595	*

Debt
Bank Debt	$0		$1,000,000
Bonds	$2,028,613		$1,975,586
6 1/4% & 8 1/4% Convertible Preferred Stock	$508,709		$312,407

Total Debt	$2,537,322		$3,287,993

Leverage Ratios
Net Bank Debt / EBITDA	N/A		1.1X
Net Bank Debt + Bonds / EBITDA	5.4X		5.9X
Total Net Debt / EBITDA	6.9X		6.7X
Last Quarter Annnualized Adjusted EBITDA	$329,992		$415,352

*	Excludes Restricted Cash of $84.2 million in Q2 ‘05 and $107.8 million in Q2 ‘06